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                                                                       EXHIBIT 5


                      [MILES & STOCKBRIDGE P.C. LETTERHEAD]

                                December 30, 1999

Magellan Health Services, Inc.
6950 Columbia Gateway Drive, Suite 400
Columbia, Maryland  21046


Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933 of $6,000,000 aggregate amount of Deferred Compensation Payment Obligations of Magellan Health Services, Inc., a Delaware corporation (the "Corporation"), to be incurred in connection with the Magellan Health Services, Inc. Supplemental Accumulation Plan (the "Plan"), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion.

         Based on the foregoing, we are of the opinion that the Plan has been duly and validly authorized and adopted by the Board of Directors of the Corporation, and that the Deferred Compensation Payment Obligations being registered under the Securities Act of 1933, when issued in accordance with the terms and conditions of the Plan, will be legally issued and will constitute valid and binding obligations of the Corporation enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights generally or by general principles of equity.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                       Very truly yours,

                                                       Miles & Stockbridge P.C.

                                                       By:/s/ EDWARD J. ADKINS
                                                          ---------------------
                                                          Edward J. Adkins
                                                          Principal





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